EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-137033 and No. 333-149844 on Form S-8 and No. 333-151256 on Form S-3 of Innovative Card Technologies, Inc. (the “Company”) of our report dated May 15, 2009 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Innovative Card Technologies, Inc. for the year ended December 31, 2008. Our report dated May 15, 2009 includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/SingerLewak LLP

SingerLewak LLP
Los Angeles, California
May 15, 2009